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                                                                     EXHIBIT 99H

                           CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the "Agreement") is made effective as of the 1st day of March, 2001, between Avnet, Inc., a New York corporation with its principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 Arizona ("Avnet" or "the Company") and Ray Sadowski (the "Officer"). Avnet and the Officer are collectively referred to in this Agreement as "the Parties."

WHEREAS, the Officer holds the position of Senior Vice President, Chief Financial Officer and Assistant Secretary with the Company; and

WHEREAS, the Parties wish to provide for certain payments to the Officer in the event of a Change of Control of the Company and the subsequent termination of the Officer's employment without cause or the Constructive Termination of the Officer's employment, as those capitalized terms are defined below;

NOW, THEREFORE, the Parties agree as follows:

1.       Definitions.

         (a) "Change of Control" means the happening of any of the following events:

                  (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following transactions shall not constitute a Change of Control under this subsection (i): (w) any transaction that is authorized by the Board of Directors of the Company as constituted prior to the effective date of the transaction, (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

                  (ii) individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the
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                           Company's stockholders, was approved by a vote of at
                           least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

         (b) "Constructive Termination" means the happening of any of the following events:

                  (i) a material diminution of Officer's responsibilities, including, without limitation, title and reporting relationship;

                  (ii) relocation of the Officer's office greater than 50 miles from its location as of the effective date of this Agreement without the consent of the Officer;

                  (iii) a material reduction in Officer's compensation and benefits.

         (c) The "Exchange Act" shall mean the 1934 Securities Exchange Act, as amended.

2. Constructive Termination or Termination after Change of Control. If, within 24 months following a Change of Control, the Company or its successor terminates Officer's employment without cause or by Constructive Termination, Officer will be paid, in lieu of any other rights under any employment agreement between the Officer and the Company, in a lump sum payment, an amount equal to 2.99 times the sum of (i) the Officer's annual salary for the year in which such termination occurs and (ii) the Officer's incentive compensation equal to the average of such incentive compensation for the highest two of the last five full fiscal years. All unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock option plans and all incentive stock program shares allocated but not yet delivered will be accelerated so as to be immediately deliverable. Officer shall receive his or her accrued and unpaid salary and any accrued and unpaid pro rata bonus (assuming target payout) through the date of termination, and Officer will continue to participate in the medical, dental, life, disability and automobile benefits in which Officer is then participating for a period of two years from the date of termination.
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3.       Excise Taxes. In the event that Officer is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) that is subject to excise taxes ("Excise Taxes") imposed by Section 4999 of the Code with respect to compensation paid to Officer pursuant to this Agreement, the Company shall make an additional payment equal to the sum of (i) all Excise Taxes payable by Officer plus (ii) any additional Excise Tax or federal or state income taxes imposed with respect to such payments.

4. Miscellaneous. This Agreement modifies any employment agreement between Officer and the Company only with respect to such terms and conditions that are specifically addressed in this Agreement. All other provisions of any employment agreement between the Company and Officer shall remain in full force and effect.

AVNET, INC.


By   /s/ David R. Birk
     ---------------------------

Its  Senior Vice President
     ---------------------------


Officer


/s/ Raymond Sadowski
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